                                EXHIBIT (4)(g)
                                --------------


                          FORM OF POLICY ENDORSEMENT
                                (NURSING CARE)

        PFL Life Insurance Company

PFL     A Stock Company
LIFE    Home Office located at 4333 Edgewood Road NE., Cedar Rapids, Iowa 52499
        (Hereafter called the Company, we, our or us)    (319) 398-8511

                             AMENDATORY ENDORSEMENT

The Policy to which this Amendatory Endorsement is attached is amended by the addition of the following language:

DEFINITIONS

Custodial Care - Care designed essentially to help a person with the activities of daily living which does not require the continuous attention of trained medical or paramedical personnel.

Hospital - An institution which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) operates primarily for the care and treatment of sick and injured persons on an inpatient basis, 3) provides 24-hour a day nursing service by or under the supervision of registered graduate professional nurses, 4) is supervised by a staff of one or more licensed physicians, and 5) has medical, surgical and diagnostic facilities or access to such facilities.

Nursing Facility - A facility in which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) provides Nursing Care or Custodial Care, 3) primarily provides nursing care under the direction of a licensed physician, registered graduate professional nurse, or licensed vocational nurse, except when receiving custodial care, and 4), is not other than incidentally a hospital, a home for the aged, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

Nursing Care - Nursing care prescribed by a physician and performed or supervised by a registered graduate nurse. Such care includes nursing and rehabilitation services available 24 hours a day.

Physician - Doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of the license.

Terminal Condition - A condition resulting from and accident or illness which, as determined by a physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

             NURSING CARE AND TERMINAL CONDITION WITHDRAWAL OPTION

If the owner or owner's spouse (annuitant or annuitant's spouse if the owner is not a natural person) has been 1) confined in a Hospital or Nursing Facility for 30 consecutive days or 2) diagnosed as having a Terminal Condition, you may elect to withdraw all or a portion of the Policy Value without Surrender Charges or Excess Interest Adjustments.

For Nursing Care, we must receive each withdrawal request and proof of eligibility with each request not later than 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. However, in no event, except the absence of legal capacity, shall the notice and proof be provided later than one year following the date that confinement has ceased.
For a Terminal Condition, we must receive each withdrawal request and the applicable proof of eligibility no later than one year following diagnosis of the Terminal Condition. Proof of a Terminal Condition is required only with the initial withdrawal request and must be furnished by the owner's or the owner's spouse's (annuitant or annuitant's spouse if the owner is not a natural person) physician. Proof of confinement may be a physician's statement or a statement from a hospital or nursing facility administrator.

The minimum withdrawal under this option is $1000. The withdrawal will reduce the Policy Value by the amount withdrawn. A partial withdrawal taken in accordance with this provision will not affect the Excess Interest Adjustment-free / Surrender Charge-free withdrawals, available under the Partial Withdrawals Provision.

We may terminate the Policy and pay you the full Cash Value if the withdrawal reduces the Cash Value below $500.

This Amendatory Endorsement takes effect and expires concurrently with the Policy to which it is attached and is subject to all the terms and conditions of the Policy not inconsistent herewith.

                       Signed for us at our home office.

     /s/ Craig D. Vermie                            /s/ William L. Busler

         SECRETARY                                         PRESIDENT

AE 945 197